Contact: Berry Epley
December 11, 2012	(919) 774-6700

THE PANTRY ANNOUNCES FOURTH QUARTER AND FISCAL 2012 FINANCIAL RESULTS

Cary, North Carolina, December 11, 2012 - The Pantry, Inc. (NASDAQ: PTRY), a leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal fourth quarter and year ended September 27, 2012.

Fourth Quarter Summary:

●
Net loss was $4.8 million or $0.21 per share.  This compares to net income of $3.3 million or $0.15 per diluted share in last year’s fourth quarter. Excluding the impact of impairment charges and loss on extinguishment of debt, net loss for the fourth quarter of fiscal 2012 was $2.0 million or $0.09 per share, compared to earnings per share of $0.37 in the prior year (see reconciliation below).

●	Adjusted EBITDA was $52.8 million, compared to $64.4 million a year ago.

Fuel gross profit was $44.0 million, compared to $64.4 million a year ago; retail fuel margin per gallon was $0.095 compared to $0.135 a year ago; comparable store fuel gallons sold decreased 2.6%.

●	Comparable store merchandise revenue increased 3.3%; excluding cigarettes, comparable store merchandise revenue increased 6.1%.

●	Merchandise gross margin was 34.6%, compared to 33.8% a year ago.

●	Store operating and general and administrative expenses were $153.7 million, compared to $157.7 million a year ago.

●	Net cash provided by operating activities was $28.5 million, compared to $71.6 million a year ago.

Fiscal Year 2012 Summary:

●
Net loss was $2.5 million or $0.11 per share. This compares to net income of $9.8 million or $0.44 per diluted share last year. Excluding the impact of impairment charges and loss on extinguishment of debt, net income for fiscal 2012 was $4.7 million or $0.21 per share, compared to earnings per share of $0.78 in the prior year (see reconciliation below).

●	Adjusted EBITDA was $210.1 million, compared to $231.7 million in fiscal 2011.

Fuel gross profit was $210.3 million, compared to $257.1 million a year ago; retail fuel margin per gallon was $0.115 compared to $0.135 a year ago; comparable store fuel gallons sold decreased 3.1%.

●	Comparable store merchandise revenue increased 3.3%; excluding cigarettes, comparable store merchandise revenue increased 5.9%.

●	Merchandise gross margin was 33.7% compared to 33.9% in fiscal 2011.

●	Store operating and general and administrative expenses were $610.0 million, compared to $628.5 million a year ago.

●	Net cash provided by operating activities was $144.0 million, compared to $178.7 million in fiscal 2011.

●	Long-term debt was $563.4 million as of September 27, 2012, down $183.8 million since the end of fiscal 2011.

President and Chief Executive Officer Dennis G. Hatchell said, “We generated approximately $53 million of adjusted EBITDA during the fourth fiscal quarter of 2012, which was above the mid-range of our expectations.  Our team continued to deliver strong store operating results aided by the 13% foodservice sales growth in comparable stores, which helped offset the challenging fuel cost environment.”

Mr. Hatchell continued by saying, “For fiscal 2012, our comparable store merchandise sales were up 3.3%, up 5.9% excluding cigarettes, and we achieved our objective of bringing our fuel gallon volume more in line with industry trends.  We are pleased to have completed a successful refinancing in August and to have reduced debt $184 million in fiscal 2012.  As a result of the refinancing, we have addressed all of the company’s significant near term debt maturities.  We are also excited that Joe Venezia has joined us as Senior Vice President of Operations to focus on growing sales and improving store operations.”

The Company believes its liquidity position will allow it to continue to execute its core strategic initiatives given the $89.2 million in cash on hand and $116.6 million in available capacity under its revolving credit facilities as of September 27, 2012.

Fiscal 2013 Outlook

The Company announced the following guidance ranges for its expected performance (excluding potential acquisitions) in fiscal 2013, which is a 52-week fiscal year:

	Q1 FY12	Q1 FY13 Guidance		FY12	FY13 Guidance
	Actual	Low	High	Actual	Low	High

Merchandise sales ($B)(1)	$0.428	$0.423	$0.433	$1.81	$1.83	$1.87

Merchandise gross margin	33.2%	33.7%	34.2%	33.7%	33.7%	34.2%

Retail fuel gallons (B)(1)	0.455	0.422	0.432	1.81	1.71	1.77

Retail fuel margin per gallon	$0.122	$0.107	$0.127	$0.115	$0.115	$0.125

Store operating and general and administrative expenses ($M)	$154	$148	$152	$610	$613	$625

Depreciation & amortization ($M)	$27	$29	$30	$120	$115	$120

Interest expense ($M) (2)	$21	$23	$24	$84	$89	$92

Capital expenditures, net ($M)	$22	$17	$20	$55	$80	$95

(1) Fiscal 2013 guidance assumes closure of 35 – 40 stores
(2) Excludes loss on extinguishment of debt

Conference Call

Interested parties are invited to listen to the fourth quarter earnings conference call scheduled for Tuesday, December 11, 2012 at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible through either the Investors section of the Company's website at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income (loss) before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization. Adjusted EBITDA is not a measure of operating performance or liquidity under generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and compensation targets. Adjusted EBITDA does not include impairment of long-lived assets and other charges. The Company excluded the effect of impairment losses because it believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of its remaining assets. Adjusted EBITDA does not include gain/loss on extinguishment of debt because it represents financing activities and is not indicative of the ongoing performance of the Company’s remaining stores.

Net Income and Net Income Per Share Excluding Certain Items

In addition to net income and net income per share presented in accordance with GAAP, the Company has also presented net income and net income per share for the three and twelve months ended September 27, 2012 and September 29, 2011 excluding the after-tax impact of non-cash charges related to impairment and loss on extinguishment of debt. Management believes that investors find this information useful as a reflection of the Company’s underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry. Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company’s historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, impairment charges, or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business and must pay income taxes as a necessary element of its operations. Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of December 11, 2012, the Company operated 1,573 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as “expect,” “plan,” “anticipate,” “intend,” “outlook,” “guidance,” “believes,” “should,” “target,” “goal,” “forecast,” “will,” “may” or words of similar meaning. Forward-looking statements are likely to address matters such as the Company’s anticipated sales, expenses, margins, tax rates, capital expenditures, profits, cash flows, liquidity and debt levels, as well as our pricing strategies and their anticipated impact and our expectations relating to the costs and benefits of our merchandising and store remodel initiatives. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation; the Company's ability to enhance its operating performance through its in-store initiatives and its store remodel program; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; a disruption of our IT systems or a failure to protect sensitive customer, employee or vendor data; the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of new or acquired stores; the ability of the Company to divest non-core assets; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment and the impact of mandated health care laws. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of December 11, 2012. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Condensed Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Three Months Ended		Twelve Months Ended
	September 27, 2012	September 29, 2011	September 27, 2012	September 29, 2011
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
Revenues:
Merchandise	$469,537	$466,308	$1,809,288	$1,778,819
Fuel	1,621,443	1,712,907	6,443,955	6,359,681
Total revenues	2,090,980	2,179,215	8,253,243	8,138,500
Costs and operating expenses:
Merchandise cost of goods sold	307,028	308,619	1,199,453	1,175,630
Fuel cost of goods sold	1,577,396	1,648,507	6,233,638	6,102,607
Store operating	129,698	134,987	512,782	524,357
General and administrative	24,053	22,729	97,244	104,178
Asset impairment	1,514	8,338	6,257	12,555
Depreciation and amortization	33,231	29,265	119,672	117,025
Total costs and operating expenses	2,072,920	2,152,445	8,169,046	8,036,352
Income from operations	18,060	26,770	84,197	102,148
Other expenses:
Loss on extinguishment of debt	2,993	15	5,532	15
Interest expense, net	22,936	22,177	84,219	87,491
Total other expenses	25,929	22,192	89,751	87,506
Income (loss) before income taxes	(7,869)	4,578	(5,554)	14,642
Income tax (expense) benefit	3,094	(1,249)	3,007	(4,827)
Net income (loss)	$(4,775)	$3,329	$(2,547)	$9,815
Loss per share:
Earnings (loss) per diluted share	$(0.21)	$0.15	$(0.11)	$0.44
Shares outstanding	22,600	22,561	22,569	22,529

Selected financial data:
Adjusted EBITDA	$52,805	$64,373	$210,126	$231,728
Payments made for lease finance obligations	$13,272	$12,669	$51,797	$49,208
Merchandise gross profit	$162,509	$157,689	$609,835	$603,189
Merchandise margin	34.6%	33.8%	33.7%	33.9%
Retail fuel data:
Gallons	454,523	474,684	1,811,823	1,889,045
Margin per gallon (1)	$0.095	$0.135	$0.115	$0.135
Retail price per gallon	$3.50	$3.56	$3.49	$3.33
Total fuel gross profit	$44,047	$64,400	$210,317	$257,074

Comparable store data:
Merchandise sales %	3.3%	-0.8%	3.3%	0.2%
Fuel gallons %	-2.6%	-8.3%	-3.1%	-7.4%

Number of stores:
End of period	1,578	1,649	1,578	1,649
Weighted-average store count	1,587	1,654	1,611	1,655

1.
Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment. Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 27, 2012	September 29, 2011
ASSETS
Cash and cash equivalents	$89,175	$213,768
Receivables, net	80,014	98,144
Inventories	137,376	133,383
Prepaid expenses and other current assets	21,734	25,828
Deferred income taxes	17,376	11,792
Total current assets	345,675	482,915

Property and equipment, net	935,841	991,308
Goodwill and other intangible assets	441,070	441,681
Other noncurrent assets	76,954	69,257
Total assets	$1,799,540	$1,985,161

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$62,840	$31,883
Current maturities of lease finance obligations	10,947	8,212
Accounts payable	155,008	151,835
Other accrued liabilities	121,760	117,639
Total current liabilities	350,555	309,569

Long-term debt	500,600	715,275
Lease finance obligations	443,020	449,255
Deferred income taxes	62,766	61,579
Deferred vendor rebates	11,886	18,714
Other noncurrent liabilities	106,162	108,449
Total shareholders' equity	324,551	322,320
Total liabilities and shareholders' equity	$1,799,540	$1,985,161

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Three Months Ended		Twelve Months Ended
	September 27, 2012	September 29, 2011	September 27, 2012	September 29, 2011

Adjusted EBITDA	$52,805	$64,373	$210,126	$231,728
Impairment charges	(1,514)	(8,338)	(6,257)	(12,555)
Loss on debt extinguishment	(2,993)	(15)	(5,532)	(15)
Interest expense, net	(22,936)	(22,177)	(84,219)	(87,491)
Depreciation and amortization	(33,231)	(29,265)	(119,672)	(117,025)
Income tax benefit (expense)	3,094	(1,249)	3,007	(4,827)
Net income (loss)	$(4,775)	$3,329	$(2,547)	$9,815

Adjusted EBITDA	$52,805	$64,373	$210,126	$231,728
Loss on debt extinguishment	(2,993)	(15)	(5,532)	(15)
Interest expense, net	(22,936)	(22,177)	(84,219)	(87,491)
Income tax benefit (expense)	3,094	(1,249)	3,007	(4,827)
Stock-based compensation expense	653	(191)	2,823	2,153
Changes in operating assets and liabilities	(5,495)	29,878	6,931	6,621
(Benefit) provision for deferred income taxes	(812)	(793)	(2,516)	22,071
Other	4,201	1,740	13,397	8,470
Net cash provided by operating activities	$28,517	$71,566	$144,017	$178,710

Additions to property and equipment, net	(8,860)	(27,404)	(54,980)	(92,760)
Acquisitions of businesses, net	-	-	-	(47,564)
Net cash used in investing activities	$(8,860)	$(27,404)	$(54,980)	$(140,324)

Net cash used in financing activities	$(110,276)	$(12,619)	$(213,630)	$(25,255)

Net increase (decrease) in cash	$(90,619)	$31,543	$(124,593)	$13,131

	Three Months Ended			Three Months Ended
	September 27, 2012			September 29, 2011
	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
Loss, as reported	$(7,869)	$(4,775)	$(0.21)	$4,578	$3,329	$0.15
Impairment charges	1,514	926	0.04	8,338	5,098	0.23
Loss on extinguishment of debt	2,993	1,830	0.08	15	9	-
Income/(loss), as adjusted	$(3,362)	$(2,019)	$(0.09)	$12,931	$8,436	$0.37

	Three Months Ended			Three Months Ended
	September 27, 2012			September 29, 2011
	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
Loss, as reported	$(5,554)	$(2,547)	$(0.11)	$14,642	$9,815	$0.44
Impairment charges	6,257	3,826	0.17	12,555	7,676	0.34
Loss on extinguishment of debt	5,532	3,382	0.15	15	9	-
Income/(loss), as adjusted	$6,235	$4,661	$0.21	$27,212	$17,500	$0.78